Exhibit 4.8 Description of Capital Stock of Luna Innovations Incorporated The following description of the common stock of Luna Innovations Incorporated (the “Company”) is a summary and does not purport to be complete. This summary is qualified in its entirety by reference to the provisions of the Delaware General Corporation Law (the “DGCL”) and the complete text of the Company’s amended and restated certificate of incorporation (the “restated certificate”), the Amended and Restated Certificate of Designations of the Series A Convertible Preferred Stock (the “certificate of designations”), and the amended and restated bylaws (the “bylaws”), each as currently in effect, which are incorporated by reference as Exhibits 3.1, 3.2 and 3.3, respectively, of the Company’s Annual Report on Form 10-K, to which this description is also an exhibit. The Company encourages you to read that law and those documents carefully. Authorized Capital Stock The restated certificate authorizes the issuance of up to 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock with a $0.001 par value per share. The certificate of designations designates the issuance of up to 1,321,514 shares of series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”). The Company’s board of directors may establish the rights and preferences of the preferred stock from time to time. Common Stock Voting Rights Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Common stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all directors being elected at such time. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor. See “Dividend policy.” In the event of the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of the Company’s assets remaining after the Company pays its liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. Dividends Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. Liquidation In the event of the Company’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders. Rights and Preferences Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Preferred Stock Voting Rights Holders of Series A Preferred Stock shall have no voting rights. The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required for any action which: (i) changes the rights, preferences or privileges of the Series A Preferred Stock, or amends, alters or repeals any provision of the restated certificate or bylaws, including by merger or consolidation, in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred Stock; (ii) increases or decreases the authorized number of shares of any class or series of capital stock including, without limitation, the Series A Preferred Stock; or (iii) creates or issues any class or series of capital stock (including any security convertible into or exercisable for any capital stock) which ranks superior to or pari passu with the Series A Preferred Stock in any respect. Dividends The Series A Preferred Stock shall accrue cumulative dividends (“Dividends”) for each share of Series A Preferred Stock at the rate of six percent (6%) of $4.69159 per annum (the “Dividend Rate”). Dividends on the shares of Series A Preferred Stock shall commence accruing on the original issue date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each quarter on the first day of the succeeding quarter during the period beginning on the original issue date (each, a “Dividend Date”) with the first Dividend Date being April 1, 2010. Dividends accrued during a partial Calendar Quarter shall be appropriately pro rated by the actual number of days such Dividends accrued during such Calendar Quarter. Dividends shall not be payable in cash but shall be payable only in fully paid and non-assessable shares of Common Stock (“Dividend Shares”), unless a Liquidation Event (as defined in the restated certificate) occurs, in which case, the Dividend Shares shall be payable in cash. The number of Dividend Shares payable in respect of each share of Series A Preferred Stock on any Dividend Date shall be equal to the quotient obtained by dividing (i) the cumulative aggregate balance of accrued but unpaid Dividends on such share of Series A Preferred Stock as of such Dividend Date (the “Dividend Balance”), by (ii) the Conversion Price (as defined in the certificate of designations). The accrual of Dividends shall terminate (“Dividend Termination”) on the earlier of the conversion of the Series A Preferred Stock into common stock or at any time after December 31, 2012, provided that: (a) the Closing Price of the Company’s common stock at the time of the proposed termination has been greater than one hundred ten percent (110%) of the Conversion Price, for the immediately preceding 30 consecutive Trading Days (as defined in the certificate of designations, the “Dividend Termination Event”), and (b) the Company has delivered written notice of the Dividend Termination Event (“Dividend Termination Notice”) to holder. Upon satisfaction of the conditions for a Dividend Termination Event, Dividend Termination shall occur on the last day of the month in which the Dividend Termination Notice is provided. In connection with the issuance of Dividend Shares on a Dividend Date, the Company shall upon written request of the holder, (i) provided Company’s designated transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of common stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, within two (2) Business Days of the applicable Dividend Date, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to such holder, a certificate, registered in the name of the holder or its designee, for the number of shares of common stock to which the holder shall be entitled within three (3) Business Days of the applicable Dividend Date. The Dividend Balance shall be appropriately reduced by the issuance of any Dividend Shares to the holder. In addition to payment of the foregoing Dividends, in the event dividends are declared and paid on the common stock (or any other class of capital stock of the Company), an equivalent dividend shall be paid on each share of Series A Preferred Stock. Liquidation

In the event of any Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Securities (as defined in the certificate of designations) by reason of their ownership thereof, an amount per share in cash equal to the sum of (i) Stated Value for each share of Series A Preferred Stock then held by them, plus (ii) the aggregate dollar amount of all accrued but unpaid Dividends on such Series A Preferred Stock as of the date of such event (such sum, the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Stock Liquidation Preference, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of the assets and funds of the Company in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such holders. Conversion At the option of any holder, each share of Series A Preferred Stock held by such holder may be converted into that number of shares of common stock equal to the Conversion Rate (as defined in the certificate of designations). A holder may convert shares of Series A Preferred Stock into common stock pursuant to this paragraph at any time. Rights and Preferences Holders of Series A Preferred Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the Series A Preferred Stock. The rights, preferences and privileges of the holders of Series A Preferred Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate in the future. Anti-Takeover Effects of Provisions of the Amended and Restated Certificate of Incorporation and Bylaws The restated certificate provides for the Company’s board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because common stockholders do not have cumulative voting rights, common stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the Company’s directors. The restated certificate and bylaws provide that only the Company’s board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders. The restated certificate requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of the restated certificate and bylaws relating to the absence of cumulative voting, the classification of the Company’s board of directors, and the designated parties entitled to call a special meeting of the stockholders. The combination of a classified board, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the Company’s board of directors as well as for another party to obtain control of the Company by replacing the Company’s board of directors. Since the Company's board of directors has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control. These provisions may have the effect of deterring hostile takeovers or delaying changes in the Company’s control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company’s board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of the Company’s control. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in the Company’s management. Section 203 of the General Corporation Law of the State of Delaware The Company is subject to Section 203 of the DGCL, which regulates acquisitions of some Delaware corporations. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person became an interested stockholder, unless: • the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction; • upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or • on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock of the corporation not owned by the interested stockholder. Section 203 of the DGCL defines a "business combination" to include any of the following: • any merger or consolidation involving the corporation and the interested stockholder; • any sale, transfer, pledge or other disposition of 10% or more of the corporation's assets or outstanding stock involving the interested stockholder; • subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder; • any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or • the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. • In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Section 203 of the DGCL could depress the Company’s stock price and delay, discourage or prohibit transactions not approved in advance by the board of directors, such as takeover attempts that might otherwise involve the payment to the Company’s stockholders of a premium over the market price of the its common stock. Nasdaq National Market Listing

The common stock is listed on the Nasdaq Capital Market under the symbol “LUNA.” Transfer Agent and Registrar The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company. The transfer Agent’s address is 6201 15th Avenue, Brooklyn New York 11219.